FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-04

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At:  9/19 11:04:11

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2012-LC5 (WFCM 2012-LC5) PUBLIC NEW ISSUE $1,046.676MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGER: LADDER CAPITAL SECURITIES and CITIGROUP

OFFERED CERTIFICATES - PUBLIC

CLASS	F/MDY	SIZE($MM)	WAL	C/E	CUM LTV	NOI DY	Launch
A-1	AAA(sf)/Aaa(sf)	81.143	2.55	30.000%	38.4%	16.9%	25
A-2	AAA(sf)/Aaa(sf)	156.188	4.91	30.000%	38.4%	16.9%	50
A-3	AAA(sf)/Aaa(sf)	556.683	9.83	30.000%	38.4%	16.9%	85
A-SB	AAA(sf)/Aaa(sf)	100.000	7.34	30.000%	38.4%	16.9%	80
A-S	AAA(sf)/Aaa(sf)	124.524	9.96	20.250%	43.7%	14.9%	145
B	AA-(sf)/Aa3(sf)	76.630	9.96	14.250%	47.0%	13.8%	205
C	A-(sf)/A3(sf)	41.508	9.96	11.000%	48.8%	13.3%	260

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	F/MDY	SIZE($MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB-(sf)/Baa3(sf)	49.490	10.03	7.125%	50.9%	12.8%
COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:       $1,277,164,194
NUMBER OF LOANS:            70
NUMBER OF PROPERTIES:       124
WA CUT-OFF LTV:             61.1%
WA BALLOON LTV:             51.4%
WA U/W DSCR:                1.86x
WA U/W NOI DEBT YIELD:      11.9%
WA MORTGAGE RATE:           4.807%
TOP TEN LOANS %:            52.2%
WA TERM TO MATURITY (MOS):  111
WA AMORTIZATION TERM (MOS): 346
WA SEASONING (MOS):         1

LOAN SELLERS:               WFB (41.8%), LCF (35.9%), RBS (22.4%)

TOP 5 PROPERTY TYPES:       RT(42.4%),OF(22.1%),HOT(19.1%),IND(4.0%),SS(3.9%)

TOP 5 STATES:               CA(19.7%),NY(19.4%),TX(14.4%),FL(8.9%),VA(4.9%)

MASTER SERVICER:            WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:           RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:      RIALTO REAL ESTATE FUND, LP

ANTICIPATED PRICING:        TODAY
ANTICIPATED SETTLEMENT:     SEPTEMBER 28, 2012

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this communication constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales rep for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb2.